Registration Statement No. 333-217200
Filed Pursuant to Rule 424(b)(5)

Product Supplement to the Prospectus dated April 27, 2017
and the Prospectus Supplement dated April 27, 2017

Senior Medium-Term Notes, Series D
Non-Principal Protected Notes Linked to One or More Exchange Traded Funds

Bank of Montreal may offer and sell non-principal-protected notes linked to the performance of one or more exchange traded funds (each, an “ETF”).  We refer to the ETF or ETFs that are applicable to your notes as the “Underlying Asset.”  The payment at maturity on your notes will be based on the performance of the Underlying Asset during the term of your notes.  The notes are intended for investors who anticipate that the level of the Underlying Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates.  Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less, than your principal.

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below.  We refer to these term sheets and pricing supplements generally as “pricing supplements.”  If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement will control.

Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

At maturity, you will receive a payment in excess of the principal amount of your notes if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).  However, if the level of the Underlying Asset decreases (or, in the case of bearish notes, increases), then, depending upon the specific terms of your notes, you may receive an amount that is less than the principal amount of your notes.  Your notes may or may not include a “Buffer,” in which case you will lose a portion of your principal amount if the level of the Underlying Asset is less than (or in the case of bearish notes, greater than) a specified level.

The notes will not be listed on any securities exchange.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

Your investment in the notes involves certain risks.  We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated May 1, 2017

SUMMARY INFORMATION

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.”  In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 27, 2017, as supplemented by the accompanying prospectus supplement, dated April 27, 2017, relating to our Series D Senior Medium-Term Notes.

Underlying Asset:
Your notes will be linked to one or more exchange traded funds (each, an “ETF”) specified in the applicable pricing supplement.  Your notes may be linked to a “Basket” of two or more ETFs.  We refer to each ETF included in a Basket as a “Basket Component.”

Interest Rate:	Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity Greater than Principal:
If the Final Level (as defined below) of the Underlying Asset exceeds (or in the case of bearish notes, is less than) the Initial Level (as defined below) then, depending upon the terms of your notes, and unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise set forth in the applicable pricing supplement, your payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage (as defined below), then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

For each of the above notes, the payment at maturity may be subject to a Maximum Redemption Amount (as defined below).  For Digital Return Notes, the payment at maturity will be limited to the return represented by the Digital Return.

Payment at Maturity Less than or Equal to Principal:
If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

However, if the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then:

If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level (as defined below), then the payment at maturity will equal the principal amount of your notes.

If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Leverage Factor]

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level (or, if applicable, Buffer Level), then, at maturity, you will receive less than the principal amount of your notes.

Percentage Change:
Percentage Change will be calculated as follows (and expressed as a percentage):
Final Level – Initial Level
Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):
Initial Level – Final Level
Initial Level

Maximum Redemption Amount:
The Maximum Redemption Amount, if applicable, will be specified in the relevant pricing supplement.  If a Maximum Redemption Amount applies to your notes, then the payment at maturity will be limited to a percentage that will be set forth in the pricing supplement.

Cap:
The Cap, if applicable, will be specified in the relevant pricing supplement.  If a Cap applies to your notes, the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap.

Upside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Upside Leverage Factor may be less than, equal to or greater than 100%.  If the Upside Leverage Factor is less than 100%, you will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  If the Upside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset (subject to any applicable Maximum Redemption Amount).

Downside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Downside Leverage Factor may be less than, equal to or greater than 100%.  If the Downside Leverage Factor is less than 100%, you will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset. If the Downside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset, and you may lose a greater portion of the principal amount of your investment.

Digital Return:
A percentage that will be specified in the applicable pricing supplement.  If a Digital Return applies to your notes, the return on your investment will be limited to the return represented by the Digital Return.

Booster Percentage:	A specified percentage increase (or in the case of bearish notes, decrease) in the level of the Underlying Asset. The Booster Percentage, if any, will be set forth in the relevant pricing supplement.

Buffer Level:
A specified level of the Underlying Asset that is less than (or in the case of bearish notes, greater than) the Initial Level.  The Buffer Level, if any, will be expressed as a percentage of the Initial Level and will be set forth in the relevant pricing supplement.

Buffer Percentage:	A specified percentage that will be set forth in the relevant pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.

Barrier:
If so specified in the applicable pricing supplement, the notes will be subject to a Barrier.  In such a case, holders of the notes will be subject to possible loss of all or a portion of the principal amount of the notes if the level of the Underlying Asset falls beneath (or in the case of bearish notes, exceeds) a specified Barrier Level during a specified observation period.  See “General Terms of the Notes—Payment at Maturity—Payment at Maturity Less than or Equal to Principal—Notes with a Barrier Level.”

Initial Level:
As specified in the relevant pricing supplement.  Unless otherwise specified in the applicable pricing supplement, the Initial Level for a note linked to a single ETF will be the closing price of that ETF on the applicable pricing date. In the case of a note linked to a Basket, the Initial Level will be set forth in the applicable pricing supplement.

Final Level:
The closing price of the Underlying Asset on the valuation date (if there is one valuation date applicable to the notes) or the arithmetic average of the closing prices of the Underlying Asset on each of the valuation dates (if there is more than one valuation date applicable to the notes), or any other dates specified in the relevant pricing supplement.  In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the valuation date, or the arithmetic average of the value of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “General Terms of the Notes—Notes Linked to a Basket” in this product supplement.

Valuation Date(s):
Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to postponement as described below.

Additional Terms:	The applicable pricing supplement for your notes may set forth terms that are additional to, or different from, the terms described in this product supplement.

Maturity Date:
As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable. If the valuation date or the final valuation date, as applicable, is postponed as described below, the maturity date will be postponed by the same number of trading day(s).

Automatic Redemption:	We may issue notes that are subject to automatic redemption. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:
Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes.  The calculation agent will make all required determinations as to the amounts payable on the notes.

ADDITIONAL RISK FACTORS RELATING TO THE NOTES

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal unless otherwise specified in the relevant pricing supplement.  The amount payable on the notes at maturity will depend primarily on the Percentage Change in the level of the Underlying Asset from the Initial Level to the Final Level and may be less, and possibly significantly less, than the principal amount.  For notes without a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, the return on your notes will be less than the principal amount.  For notes with a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, the return on your notes will be less than the principal amount.  In the case of notes with a Downside Leverage Factor greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Underlying Asset on a leveraged basis.  Depending on the Downside Leverage Factor and the other terms of your notes, you may lose all or a substantial portion of the amount that you invested to purchase the notes.

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The appreciation potential of the notes may be limited. If your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Underlying Asset than an investment in a security linked to the Underlying Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the Maximum Redemption Amount or the principal amount plus the Digital Return, as applicable, and the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap, if applicable.  Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive (or, in the case of bearish notes, negative) performance of the Underlying Asset.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of interest payments (if applicable) and the amount due on the maturity date are each dependent upon our ability to repay our obligations at that time.  This will be the case even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

Owning the notes is not the same as owning the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its components.  The return on your notes will not reflect the return you would realize if you actually owned the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its underlying components and held that investment for a similar period. For example, your return on the notes will not reflect the return you would receive if you actually owned the Underlying Asset or its components, and received the dividends or distributions paid on those securities. Your notes may trade quite differently from the Underlying Asset.  Changes in the level of the Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•
the level of the Underlying Asset, including, in the case of notes that have a buffer, whether the level of the Underlying Asset trades or closes at a level below (or in the case of bearish notes, above) the Buffer Level;

•	if your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, your potential return on the notes will be limited;

•	the volatility of the level of the Underlying Asset;

•	if the Underlying Asset includes one or more equity-linked ETFs, the dividend rate on the applicable component stocks;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities or commodities markets generally and the U.S. markets in particular, and which may affect the level of the Underlying Asset;

•
if the Underlying Asset includes one or more indices, commodities or other assets that have returns that are denominated in currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Underlying Asset”), changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

If your notes are linked to a Basket, changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components.  Your notes may be linked to a Basket.  In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components.  The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease.  The opposite changes may occur in the case of bearish notes.  Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The amount to be paid at maturity will not be affected by all developments relating to the Underlying Asset. Changes in the level of the Underlying Asset during the term of the notes before or between the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable).  No other levels of the Underlying Asset will be taken into account.  As a result, you may receive less than the principal amount of your notes, even if the level of the Underlying Asset has increased (or, in the case of bear notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level (or Buffer Level, as applicable) and, if applicable, below (or, in the case of bearish notes, above) the Barrier Level as of the relevant dates.

We will not hold any asset comprising the Underlying Asset for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities, commodities or other assets that may comprise the Underlying Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any assets included in an Underlying Asset.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset.  In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Underlying Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Underlying Asset or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Underlying Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

The Initial Level may be determined after the pricing date of the notes.  If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing prices of the Underlying Asset on certain specified dates.  One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date.  If there are any increases (or in the case of bearish notes, decreases) in the closing prices of the Underlying Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing price on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the Underlying Asset must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

Our trading and other transactions relating to the Underlying Asset or its components, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling securities, commodities or other assets included in the Underlying Asset, futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the level of the Underlying Asset, and, therefore, the market value of the notes, and the amounts payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we and our affiliates expect to engage in trading activities related to the Underlying Asset or its components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Underlying Asset or its components, could be adverse to the interests of the holders of the notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in an Underlying Asset or the component stocks of any ETF that is included in an Underlying Asset (the “ETF Portfolio Issuers”), including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Underlying Asset or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the level of the Underlying Asset or its components and, therefore, the market value of the notes.

The calculation agent can postpone the determination of the Final Level if a market disruption event occurs.  The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Underlying Asset.  If such a postponement occurs, the calculation agent will use the closing price of the Underlying Asset on the first subsequent business day on which no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the level of the Underlying Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Underlying Asset will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events.”

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, determining whether any market disruption events have occurred.  The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Underlying Asset or its components should not be taken as an indication of their future performance. The level of the Underlying Asset will determine the amount to be paid on the notes at maturity.  The historical performance of the Underlying Asset or its components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the level of the Underlying Asset will rise or fall during the term of the notes.  The level of the Underlying Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement.

Since each of the Underlying Assets is an ETF, while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States Holder in respect of a note will be recharacterized as ordinary income and certain interest charges may apply.  See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations – Potential Application of Section 1260 of the Code”.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Applicable Underlying Asset

You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity.  Investing in your notes will not make you a holder of any shares of the Underlying Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Underlying Asset.

Changes that affect an index included in the Underlying Asset could affect the market value of the notes and the amount you will receive at maturity.  The policies of a sponsor of any index (the “Index Sponsor”) that is included in the Underlying Asset concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends the calculation or publication of the index.

We have no affiliation with any Index Sponsor and will not be responsible for any actions taken by an Index Sponsor. Unless otherwise specified in the relevant pricing supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way.  Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  No Index Sponsor has any obligation of any sort with respect to the notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor.

You will have no rights against the sponsor of the relevant ETF or any ETF Portfolio Issuer.  The notes are not sponsored, endorsed, sold or promoted by any sponsor of any ETF that is an Underlying Asset or any ETF Portfolio Issuer. No sponsor of the relevant ETF or any ETF Portfolio Issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. No sponsor of the relevant ETF or any ETF Portfolio Issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the notes in particular, or the ability of the relevant ETF to track general market performance. The sponsor of that ETF has no obligation to take our needs or your needs into consideration in determining, composing or calculating that ETF, or in making changes to that ETF. No sponsor of the relevant ETF or any ETF Portfolio Issuer is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the notes to be issued or in the determination or calculation of the equation by which the amounts to be paid on the notes are to be determined. No sponsor of the relevant ETF or any ETF Portfolio Issuer has any liability in connection with the administration, marketing or trading of the notes.

Adjustments to the relevant ETF could adversely affect the notes.  The sponsor of the relevant ETF is responsible for calculating and maintaining such ETF. The relevant ETF sponsor can add, delete or substitute the stocks comprising the relevant ETF or make other methodological changes that could change the value of the ETF at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Please refer to “Description of the Notes—Adjustments to an ETF.”  Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

The policies of an ETF sponsor or investment advisor, as applicable, and changes that affect the ETF or the relevant Underlying Index could adversely affect the amount payable on your notes and their market value.  The policies of the sponsor or investment advisor, as applicable, of the relevant ETF concerning the calculation of the ETF’s net asset value, additions, deletions or substitutions of securities in such ETF and the manner in which changes affecting the relevant Underlying Index are reflected in the ETF could affect the market price of the shares of the ETF and, therefore, the amount payable on your notes on the maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the ETF sponsor or investment advisor, as applicable, changes these policies, for example, by changing the manner in which it calculates the ETF’s net asset value, or if the ETF sponsor or investment advisor, as applicable, discontinues or suspends calculation or publication of the ETF’s net asset value, in which case it may become difficult to determine the market value of the notes.

We and our affiliates generally do not have any affiliation with the investment advisor of an ETF and are not responsible for its public disclosure of information.  Each investment advisor of an ETF advises that ETF on various matters including matters relating to the policies, maintenance and calculation of the ETF. Unless otherwise specified in the applicable pricing supplement, we and our affiliates generally are not affiliated with the investment advisor of an ETF in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the ETF. Except in the limited cases where we or an affiliate is the investment advisor of an ETF, the investment advisor is not involved in any offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the ETF that might affect the value of the notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about an ETF or the investment advisor of such ETF contained in any public disclosure of information by such investment advisor (except to the extent that we or an affiliate is the investment advisor of such ETF).  You, as an investor in the notes, should make your own investigation into the ETF.

Even if the securities held by the ETF or included in the ETF’s underlying index are all part of the same industry, such securities are not necessarily representative of that industry.  Even if an ETF or an ETF’s underlying index purports to be representative of a particular industry, the performance of that ETF may not correlate with the performance of the entire industry as represented by the securities held by the ETF or included in the ETF’s underlying index. The ETF may decline in value even if the industry as a whole rises in value. Furthermore, one or more of the issuers of the securities held by the ETF or included in the ETF’s underlying index may engage in new lines of business unrelated to the particular industry or cease to be involved in lines of business in the particular industry. The securities held by the ETF or included in the ETF’s underlying index may not vary even if one or more of the issuers of such securities are no longer involved in the particular industry. The composition of the underlying index may also be changed from time to time.

If the securities held by the ETF or included in the ETF’s underlying index are all part of the same sector, there are risks associated with a sector investment.  If the securities held by the ETF or included in the ETF’s underlying index are all part of the same sector, the performance of notes linked to such ETF is dependent upon the performance of issuers of securities in a particular sector of the economy. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the particular sector than an investment linked to a more broadly diversified asset.

The correlation between the performance of an ETF and the performance of the ETF’s underlying index may be imperfect.  The performance of an ETF is linked principally to the performance of the ETF’s underlying index. However, the performance of an ETF may also be linked in part to shares of other ETFs because some ETFs generally invest a specified percentage, e.g., 10% of their assets, in the shares of other ETFs. In addition, while the performance of an ETF is linked principally to the performance of such ETF’s underlying index, ETFs generally invest in a representative sample of the stocks included in such ETF’s underlying index and generally do not hold all or substantially all of the stocks included in such ETF’s underlying index. Finally, the performance of an ETF and of the ETF’s underlying index will generally vary due to transaction costs, certain corporate actions and timing variances.

Imperfect correlation between the stocks held by an ETF and the stocks included in such ETF’s underlying index; the performance of the shares of other ETFs, if applicable; rounding of prices; changes to an ETF’s underlying index; and changes to regulatory policies, may cause the performance of an ETF to differ from the performance of the ETF’s underlying index. In addition, because shares of ETFs are traded on exchanges and are subject to market supply and investor demand, the market value of one share of an ETF may differ from its net asset value per share and the shares of an ETF may trade at, above or below their net asset value per share.

Because of the potential discrepancies identified above, the return on an ETF may correlate imperfectly with the return on the ETF’s underlying index.

There is no assurance that an active trading market will continue for the shares of the relevant ETF or that there will be liquidity in the trading market.  Although the shares of an ETF to which your notes may be linked are listed for trading on various securities exchanges and a number of similar products have been traded on other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of such ETF or that there will be liquidity in the trading market.

An ETF is subject to management risks.  Each ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, an investment advisor may invest a portion of the ETF’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the ETF track the relevant industry or sector.

The return on the notes may be exposed to fluctuations in exchange rates that might affect the level of the Underlying Asset and the payment at maturity.  Because the securities, commodities or other assets included in the Underlying Asset may be traded in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those assets are denominated.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the notes at maturity.  An investor’s net exposure will depend on the extent to which the currencies in which the relevant assets are denominated either strengthen or weaken against the U.S. dollar and the relative weights of those assets.  If, taking into account such weighting, the U.S. dollar strengthens (or, in the case of bearish notes, weakens) against the currencies in which the relevant assets are denominated, the value of those assets may be adversely affected and the level of the Underlying Asset may be adversely affected as well.  In turn, the payment at maturity may be adversely affected.

Risks Relating to Equity-Based Underlying Assets

The risk factors in this section will be applicable to your notes if one or more of the ETFs that are included in the Underlying Asset invest in one or more equity securities or equity indices.

You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity. Investing in your notes will not make you a holder of any of the constituent stocks of the Underlying Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

An investment in the notes may be subject to risks associated with non-U.S. securities markets. The Underlying Asset may include one or more equity securities that have been issued by non-U.S. companies.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

We do not control any company included in an equity-based Underlying Asset and are not responsible for any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in an Underlying Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Underlying Asset. You should make your own investigation into the companies represented by the applicable Underlying Asset.

Risks Relating to Commodity-Based Underlying Assets

The risk factors in this section will be applicable to your notes if one or more of the ETFs that are included in the Underlying Asset invest in one or more commodities.

You will not own the underlying commodities.  Investing in the notes is not the same as owning the applicable commodities or futures contracts relating to those commodities.  You will not have a right to receive delivery of any of the applicable commodities or futures contracts relating to those commodities.  We will not invest in any of the applicable commodities or futures contracts relating to those commodities on behalf or for the benefit of holders of the notes.

Commodities prices are highly volatile due to unpredictable factors that affect supply and demand. The following factors, which are beyond our control, may influence supply and demand of the underlying commodities or any futures contracts of the underlying commodities, and therefore the level of the Underlying Asset and the market value of the notes:

•          political events;

•          weather;

•          agriculture;

•          disease;

•          labor activity;

•          technological developments;

•          direct government activity (such as embargoes); and

•          other supply disruptions in major producing or consuming regions of the applicable commodity.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day.  These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular futures contract, no trades may be made at a different price.  Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices.  These circumstances could affect the level of the Underlying Asset or the underlying commodities of the Underlying Asset and could therefore adversely affect the market value of the notes.

The notes will not be regulated by the Commodity Futures Trading Commission (the “CFTC”).  Unlike a direct investment in futures contracts related to the underlying commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the CFTC.  You will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in notes linked to the performance of an ETF that invests in one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”).  Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

If the notes are linked to an ETF that includes a commodities index, higher future prices of commodities included in the underlying index relative to their current prices may lead to a decrease in the amount payable at maturity.  The notes may be linked an ETF that includes an index that is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity.  As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration.  For example, a contract purchased and held in July may specify a September expiration. As time passes, the contract expiring in September is replaced by a contract for delivery in October. This is accomplished by selling the September contract and purchasing the October contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the September contract would take place at a price that is higher than the price of the October contract, thereby creating a “roll yield.” Backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in an underlying index may have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodities included in the underlying index and the markets for those commodities during the term of the notes. The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the index and, accordingly, the level of the Underlying Asset and the amount payable at maturity of the notes.

If the notes are linked to an ETF that includes a commodities index, the underlying index will likely underperform a cash purchase of the commodities included in the index, potentially by a significant amount.  Because a commodities index is comprised of futures contracts, there will be a cost to “rolling” the contracts forward as the index sells the current contracts and then purchases the next month’s contracts. As the commodities included in the index may have positively sloping forward curves, commonly known as “contango,” the index’s return may be reduced when the index removes less expensive contracts, and adds more expensive contracts.  As a result, we expect that any index will likely underperform a direct investment in a similarly weighted basket of index commodities over the life of the notes.

The notes may be linked to an ETF that includes an excess return index, and not a total return index.  The notes may be linked to an ETF that includes an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an uncollateralized investment in the contracts comprising such index. By contrast, a total return index, in addition to reflecting those returns, also reflect interest that could be earned on funds committed to the trading of the underlying futures contracts. The relevant pricing supplement will indicate whether the relevant index is an excess return index or a total return index.

An investment in the notes may be subject to risks associated with the London Bullion Market Association (the “LBMA”).  The closing prices of some commodities, such as gold and silver, may be determined by reference to fixing prices reported by the LBMA.  The LBMA is a self regulatory association of bullion market participants.  Although all market-making members of the LMBA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA ceases operations, or if bullion trading becomes subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of the relevant commodities may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

An investment in the notes may be subject to risks associated with the trading of commodities on the London Metals Exchange (the “LME”).  The market prices of some commodities may be determined by reference to the settlement prices of contracts traded on the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations are occurring on a valuation date, the prices of the contracts used to determine the price of the underlying commodities of the Underlying Asset could be affected in a manner that adversely affects the level of the Underlying Asset and the payment at maturity.

An investment in the notes may be subject to risks associated with the London Platinum and Palladium Market Association.  The notes may be linked to an ETF that includes a commodity (such as platinum) that is traded on the London Platinum and Palladium Market Association (the “LPPM”).  The closing price of platinum will be determined by reference to fixing prices reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants that is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Other Risk Factors Relating to the Applicable Underlying Asset

The relevant pricing supplement may set forth additional risk factors as to the Underlying Asset that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated April 27, 2017 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series D, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated April 27, 2017.  Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series D” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

Unless otherwise set forth in the applicable pricing supplement, we will not pay periodic interest payments on the notes.  If any payment date, including the maturity date, falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Percentage Change.  At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the performance of the Underlying Asset.  The payment at maturity will depend upon the Percentage Change of the Underlying Asset.  Unless otherwise set forth in the applicable pricing supplement, the Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
           Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
          Initial Level
Initial Level.  The relevant pricing supplement will set forth the Initial Level of the Underlying Asset.  Unless otherwise specified in the relevant pricing supplement, the Initial Level of an ETF will be its official closing price on the pricing date.  The Initial Level may also be the average of the closing prices of the applicable ETF on two or more days before and/or after the pricing date. In the case of a note linked to a Basket, the Initial Level will be a level specified in the applicable pricing supplement.

Final Level.  Unless otherwise specified in the relevant pricing supplement, the level of an ETF on any valuation date will be its official closing price on that date.  Your notes may provide for the Final Level to be based upon the arithmetic average of the closing prices of the applicable ETF on two or more valuation dates. In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the valuation date, or the arithmetic average of the value of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “—Notes Linked to a Basket.” in this product supplement.

Payment at Maturity in Excess of Principal

General.  If the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, then, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

The Upside Leverage Factor represents the extent to which your notes will participate in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  The Upside Leverage Factor may be less than, equal to, or greater than 100%.  If the Upside Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  If the Upside Leverage Factor is greater than 100%, your notes will participate in the upside performance (or in the case of bearish notes, downside performance) on a leveraged basis.  The Upside Leverage Factor will be specified in the relevant pricing supplement, if applicable.

Digital Return Notes.  Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

If your notes are Digital Return Notes, the positive return on your notes will be limited to the Digital Return that will be specified in the applicable pricing supplement.

Booster Notes.  Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

Payment at Maturity Less than or Equal to Principal

Notes Without a Buffer.  If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the principal amount of your notes.

The Downside Leverage Factor represents the extent to which your notes will participate in the downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  The Downside Leverage Factor may be less than, equal to, or greater than 100%.  If the Downside Leverage Factor is less than 100%, your notes will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  If the Downside Leverage Factor is greater than 100%, your notes will participate in the downside performance (or in the case of bearish notes, upside performance) on a leveraged basis.  The Downside Leverage Factor will be specified in the relevant pricing supplement, if applicable.  Depending on the Downside Leverage Factor, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.

Notes with a Buffer.  If the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then, if the Final Level less than or equal to (or in the case of bearish notes, greater than or equal to) the Initial Level, but is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.

However, if the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)
× Downside Leverage Factor]

The applicable Buffer Level and Buffer Percentage will be set forth in the applicable pricing supplement.

Notes with a Barrier Level.  We may issue notes that have a specified “Barrier Level.”  For these notes, we will pay an amount at maturity that is less than the principal amount of the notes only if (a) the Final Level is less than (or in the case of bearish notes, greater than) the applicable Initial Level (or, if applicable, Buffer Level), as set forth above, and (b) a “Barrier Event” occurs.  A “Barrier Event” will be deemed to occur if the level of the Underlying Asset (as set forth in the applicable pricing supplement) is less than (or in the case of bearish notes, greater than) a Barrier Level during an observation period that will be specified in the applicable pricing supplement.  The provisions relating to the Barrier Level, together with any risk factors, will be set forth in the applicable pricing supplement.

Notes Linked to a Basket

If your notes are linked to a Basket, each Basket Component will be assigned a “Weighting Percentage” that will be set forth in the applicable pricing supplement.  The sum of the Weighting Percentages of the Basket Components will equal 100%.  The Basket Components may or may not have equal Weighting Percentages.

The “Initial Basket Component Level” of each Basket Component will be set forth in the applicable pricing supplement.  Unless otherwise set forth in the applicable pricing supplement, the value of any Basket Component on any trading day, including any valuation date, will be its official closing level.

The Initial Level will be set forth in the applicable pricing supplement.  Unless otherwise set forth in the applicable pricing supplement, the “Final Level” will equal the Initial Level multiplied by the Percentage Change.  The Percentage Change for notes linked to a Basket will equal the sum of the “Weighted Percentage Change” for each Basket Component.  The “Weighted Percentage Change” will be equal to the product of (a) the applicable Weighting Percentage and (b) the percentage change in the value of the Basket Component from its Initial Basket Component Level set on the pricing date to its value on the valuation date.  If there is more than one valuation date for your notes, the final value of each Basket Component will be equal to the arithmetic average of the closing values of that Basket Component on each of the valuation dates.

When we refer to the level of a Basket during the term of the notes, we are referring to the value that would be determined if the Percentage Change was calculated as of that day.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day before the maturity date specified in the relevant pricing supplement.  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above.  However, no interest will accrue past the maturity date specified in the relevant pricing supplement.

Certain Definitions

Business Day.  Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day.  Unless otherwise set forth in the applicable pricing supplement, as to any ETF, “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for the applicable ETF are listed for trading.

Closing Price.  Unless otherwise set forth in the applicable pricing supplement, the closing price for any ETF on any trading day will equal the official closing price of the ETF, on a per-share or other unit basis:

•	on the principal national securities exchange on which that ETF is listed for trading on that day; or

•	if that ETF is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that ETF.

If the shares of an ETF is not listed or traded as described above, then the closing price for that ETF on any trading day will be the average, as determined by the calculation agent, of the bid prices for the shares of the ETF obtained from as many dealers in that ETF selected by the calculation agent, in its sole discretion, as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of our other affiliates.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption.  The terms relating to any such redemption will be set forth in the applicable pricing supplement.

Market Disruption Events

If the calculation agent determines that, on a valuation date and/or, if your notes are subject to automatic early redemption, on a call date, a market disruption event has occurred or is continuing with respect to the Underlying Asset, the determination of the Final Level and/or, if applicable, the closing price of the applicable Underlying Asset, may be postponed.  If such a postponement occurs, the calculation agent will use the closing price of the Underlying Asset on the first subsequent trading day on which no market disruption event occurs or is continuing.  However, in no event will the determination of the Final Level and/or, if applicable, the closing price of the applicable Underlying Asset, be postponed by more than ten trading days.

If the determination of the Final Level and/or, if applicable, the closing price of the applicable Underlying Asset, is postponed to the last possible day, but a market disruption event for the Underlying Asset occurs or is continuing on that day, that day will be the date on which the Final Level and/or, if applicable, the closing price of the applicable Underlying Asset, will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level and/or, if applicable, the closing price of the applicable Underlying Asset, that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

Adjustments to an ETF

If an ETF is de-listed from the relevant exchange, liquidated or otherwise terminated, the calculation agent will substitute an ETF that the calculation agent determines, in its sole discretion, is comparable to the discontinued fund (such fund being referred to herein as a “successor ETF”). If the ETF (or a successor ETF) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of one share of the ETF by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF.  If a successor ETF is selected or the calculation agent calculates the closing price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF, that successor ETF or computation methodology will be substituted for the ETF (or such successor ETF) for all purposes of the notes.

If the calculation agent determines that no substitute ETF comparable to the original ETF, or no appropriate computation methodology exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting, liquidation or other termination to be the closing price of the original ETF on every remaining trading day to, and including, the final valuation date.

The calculation agent also may determine that no adjustment is required under this subsection by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of one share of the ETF (or any successor ETF) and of any related determinations and calculations, and its related determinations and calculations will be conclusive in the absence of manifest error.

Adjustments Relating to Notes Linked to a Basket

If the calculation agent substitutes a successor ETF, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for any valuation date as described under “—Adjustments to an ETF.”

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

Anti-dilution Adjustments

The Initial Level, the Buffer Level and any Barrier Level or Call Level (each, a “Relevant Level” and collectively, the “Relevant Levels”) will be specified in the applicable pricing supplement.  The calculation agent will adjust the Relevant Levels if any of the dilution events described below occurs with respect to the Underlying Asset.

The calculation agent will adjust the Relevant Levels as described below, but only if an event below under this section occurs with respect to the Underlying Asset and only if the relevant event occurs during the period described under the applicable subsection.  The Relevant Levels will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Underlying Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Relevant Levels, the calculation agent will adjust the Relevant Levels for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Therefore, having adjusted the Relevant Levels for the first event, the calculation agent will adjust the Relevant Levels for the second event, applying the required adjustment to the Relevant Levels as already adjusted for the first event, and so on for each event.

If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in the section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If the Underlying Asset is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Relevant Levels by dividing the prior Relevant Levels before the stock split or stock dividend by an amount equal to:  (1) the number of shares of the Underlying Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Underlying Asset outstanding immediately before the stock split or stock dividend becomes effective.  The Relevant Levels will not be adjusted, however, unless:

•
in the case of a stock split, the first day on which the Underlying Asset trades without the right to receive the stock split occurs after the pricing date and on or before the applicable valuation date or call date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable valuation date or call date.

The ex-dividend date for any dividend or other distribution with respect to the Underlying Asset is the first day on which the Underlying Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If the Underlying Asset is subject to a reverse stock split, then the calculation agent will adjust the Relevant Levels by multiplying the prior Relevant Levels by a number equal to:  (1) the number of shares of the Underlying Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Underlying Asset outstanding immediately after the reverse stock split becomes effective.  The Relevant Levels will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable valuation date or call date.

Extraordinary Dividends

Any distribution or dividend on the Underlying Asset determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend.  The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend.  Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to the Underlying Asset, the calculation agent will adjust the Relevant Levels to equal the product of:  (1) the prior Relevant Levels, times (2) a fraction, the numerator of which is the amount by which the closing price of the Underlying Asset on the trading day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Underlying Asset on the trading day before the ex-dividend date.  The Relevant Levels will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable valuation date or call date.

The extraordinary dividend amount with respect to an extraordinary dividend for the Underlying Asset equals:

•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Underlying Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Underlying Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the Underlying Asset that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Relevant Levels only as described under “— Stock Splits and Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of the Underlying Asset issues transferable rights or warrants to all holders of the Underlying Asset to subscribe for or purchase the Underlying Asset at an exercise price per share that is less than the closing price of the Underlying Asset on the business day before the ex-dividend date for the issuance, then the applicable Relevant Levels will be adjusted by multiplying the prior Relevant Levels by the following fraction:

•
the numerator will be the number of shares of the Underlying Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlying Asset that the aggregate offering price of the total number of shares of the Underlying Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the trading day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day before that ex-dividend date.

•
the denominator will be the number of shares of the Underlying Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlying Asset offered for subscription or purchase under those transferable rights or warrants.

The Relevant Levels will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable valuation date or call date.

Reorganization Events

If the issuer of the Underlying Asset undergoes a reorganization event in which property other than the Underlying Asset—e.g., cash and securities of another issuer—is distributed in respect of the Underlying Asset, then, for purposes of calculating the price of the Underlying Asset, the calculation agent will determine the closing price of the Underlying Asset on the valuation date to equal the value of the cash, securities and other property distributed in respect of one share of the Underlying Asset.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Underlying Asset.

Each of the following is a reorganization event with respect to the Underlying Asset:

•	the Underlying Asset is reclassified or changed;

•
the issuer of the Underlying Asset has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the issuer of the Underlying Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the issuer of the Underlying Asset effects a spin-off—that is, issues to all holders of the Underlying Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of the Underlying Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Underlying Asset.

Valuation of Distribution Property

If a reorganization event occurs with respect to the Underlying Asset, and the calculation agent does not substitute another stock for the Underlying Asset as described in “— Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of the Underlying Asset, as the Underlying Asset existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable valuation date or call date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of the Underlying Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of the Underlying Asset on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if the Underlying Asset were outstanding and were affected by the same kinds of events.

For example, if the issuer of the Underlying Asset merges into another company and each share of the Underlying Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of a share of the Underlying Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “— Anti-Dilution Adjustments” or as described above in this “— Reorganization Events” section as if the common shares were the Underlying Asset.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to “distribution property”, we mean the cash, securities and other property distributed in a reorganization event in respect of the Underlying Asset. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price on a valuation date. In the case of a spin-off, the distribution property also includes the Underlying Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Underlying Asset as described above.  Consequently, in this product supplement, when we refer to the Underlying Asset, we mean any distribution property that is distributed in a reorganization event in respect of the Underlying Asset.  Similarly, when we refer to the issuer of the Underlying Asset, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the Underlying Asset upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the Underlying Asset.  In such case, the adjustments described above in “— Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the Underlying Asset.  For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The calculation agent will determine, in its sole discretion, the Relevant Levels and/or the manner of valuation of the substitute stock.  The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date or the final valuation date, as applicable, together with accrued and unpaid interest (if applicable to your notes) through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Underlying Asset, business days, market disruption events, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the securities, commodities or other assets included in the Underlying Asset, or listed or over-the-counter options, futures and other instruments linked to the Underlying Asset or its components.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of securities, commodities or other assets included in the Underlying Asset or positions in listed or over-the-counter options, futures or other instruments linked to the Underlying Asset or its components.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

 In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Underlying Asset or its components.  We expect these steps to involve sales of instruments linked to the Underlying Asset or its components on or shortly before the applicable valuation dates.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation.  The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences—United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  In addition, this tax disclosure assumes the following for all notes issued off of this product supplement: (i) no periodic payments of interest will be made on the notes; and (ii) there is a significant possibility of a significant loss of principal on an investment in the notes.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any ETF or any of the entities whose stock is owned by any ETF would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any ETF or any of the entities whose stock is owned by any ETF were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by each ETF and the entities whose stock is owned by each ETF and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product supplement as a pre-paid cash-settled derivative contract in respect of the Underlying Asset or Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a United States holder should generally recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.  It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Potential Application of Section 1260 of the Code

Since each of the Underlying Assets is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure).  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain.  United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information.  Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

If the Underlying Asset or a Basket Component periodically rebalances, it is possible that the notes could be treated as a series of pre-paid derivative contracts, each of which matures on the next rebalancing date.  If the notes were properly characterized in such a manner, a United States holder would be treated as disposing of the notes on each rebalancing date in return for new pre-paid derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

The following discussion applies to non-United States holders of the notes.  A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as discussed below, a non-United States holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. U.S. Treasury regulations provide that withholding on dividend equivalent payments will apply to specified ELIs that are delta-one instruments issued on or after January 1, 2017 and to all specified ELIs issued on or after January 1, 2018. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of a note with terms described in this product supplement with respect to an Underlying Asset will not be one, and therefore, we expect non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under a note described in this product supplement issued before January 1, 2018. However, it is possible that notes issued before January 1, 2018 could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying Asset or the notes, and following such occurrence, such notes could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of an Underlying Asset or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.  Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission.  BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering.  BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.